Exhibit 99.1

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

DESTINATION MATERNITY NAMES DAVID STERN AS EXECUTIVE

VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Moorestown, NJ, August 1, 2016 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that David Stern joined the Company as Executive Vice President & Chief Financial Officer. In this position, Mr. Stern will oversee the Finance and Accounting, Real Estate, Loss Prevention and Procurement areas of the Company, reporting to Anthony M. Romano, Chief Executive Officer & President.

Anthony M. Romano, Chief Executive Officer & President, stated: “I am pleased to have Dave join our team at Destination Maternity. He is a talented executive with broad retail experience and a proven track record in optimizing and growing retail locations and unlocking operational efficiencies across functional areas. Importantly, Dave has a strong cultural alignment with our leadership group and this, combined with his background and experience make him a perfect addition to our executive team. We look forward to his many positive contributions to our long term success.”

David Stern, Executive Vice President & Chief Financial Officer, stated: “I am excited to join Destination Maternity as Chief Financial Officer. I am impressed with the Company’s leadership position in the maternity market and look forward to working together with the talented members of the leadership team in executing the strategy that will drive long term profitable growth.”

David Stern has significant financial experience in the retail industry. From 2012 until 2016, Mr. Stern served as Executive Vice President – Chief Financial Officer of Pep Boys – Manny, Moe & Jack. Prior to joining Pep Boys, he served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of A.C. Moore Arts and Crafts. From 2007 until 2009, Mr. Stern held roles at Coldwater Creek, including Vice President, Financial Planning and Analysis and Corporate Controller. From 2000 to 2007, Mr. Stern was the Chief Financial Officer of Petro Services. Mr. Stern began his career as an internal auditor and then as a financial analyst, accounting manager and corporate controller at several companies, including Delhaize America, before joining Petro Services. Mr. Stern currently serves on the Boards of Beck Suppliers, Inc., and Camp Ockanickon, a not-for-profit camp for children. Mr. Stern is a Certified Public Accountant (inactive status), earned a BS degree in Accounting from the University of Maryland and an MBA from Wake Forest University.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 30, 2016 Destination Maternity operates 1,487 retail locations in the United States,

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

Canada, Puerto Rico and, most recently, England, including 530 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 957 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 30, 2016 Destination Maternity has 203 international franchised locations, including 23 standalone stores operated under one of the Company’s nameplates and 180 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

CONTACT:	CONTACT:
Allison Malkin
Melissa Calandruccio
ICR, Inc.
DestinationMaternityIR@icrinc.com
203-682-8225